Exhibit 99.1

FOR IMMEDIATE RELEASE
July 5, 2017	Nasdaq Capital Markets - GTIM

GOOD TIMES & BAD DADDY’S REPORT FISCAL 2017 Q3 SAME STORE SALES
Good Times’ Same Store Sales Increase 3.7%
Bad Daddy’s Adjusted Same Store Sales Increase 1.0%

 (DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products and of Bad Daddy’s Burger Bar, a full-service, upscale concept, today announced that its Good Times’ same store sales increased 3.7% in its fiscal third quarter ended June 27, 2017 over the prior year’s decrease of 2.0%, and its Bad Daddy’s same store sales increased 0.1% during the quarter over the prior year’s increase of 3.6%.  Excluding the Cherry Creek location which continues to be severely impacted by construction in the surrounding area, Bad Daddy’s same store sales increased 1.0% for the quarter.

Boyd Hoback, President & CEO, said “We saw our fourth consecutive quarter of sequential improvement in our same store sales at Good Times, and we exceeded our expectations of 3.0% to 3.5% comps for the quarter with some further acceleration in our sales trend to +5.3% comps in June.  We are very pleased with our results during the quarter, particularly given the competitive discounting environment.  We completed the rollout of our hotter, cheesier burger lineup and mid-tier priced burgers in all stores at the end of March with a new television advertising campaign that began the first week of April.  The price point and flavor profile have resonated with consumers as the new offering became our top selling menu item.  In addition, our most recent Good Times restaurant which opened in Greeley, CO in March has continued to be one of the best performing stores in the system.”

Hoback added “Our Bad Daddy’s brand also performed very well, posting positive comp sales for the ninth consecutive quarter, and excluding our Cherry Creek location, meeting our expectations of 1-2% comps for the quarter.  We opened three new Bad Daddy’s during the quarter, two in the Denver market and one in Raleigh.  We are opening our next Bad Daddy’s store in Norman, Oklahoma in August and expect additional openings in September in Charlotte and Greenville, North Carolina for a total of eight new Bad Daddy’s and one new Good Times in fiscal 2017.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, and in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates, franchises and licenses 23 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2016 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440